Exhibit 4.1

AMENDMENT NO. 11 TO CREDIT AGREEMENT
(1999 Credit Agreement)

This AMENDMENT NO. 11 TO CREDIT AGREEMENT, effective as of April 30, 2003 (this “Agreement”), is entered into by and among INTERDENT SERVICE CORPORATION, a Washington corporation (the “Borrower”), INTERDENT, INC., a Delaware corporation (the “Guarantor”), the Administrative Agent (as hereinafter defined), the Syndication Agent (as hereinafter defined) and the Lenders (as hereinafter defined).

RECITALS

A.                                   Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of June 15, 1999 (as heretofore amended and as may be further amended, modified or supplemented from time to time the “Credit Agreement”), among the Borrower, the Guarantor, the financial institutions from time to time party thereto (collectively, the “Lenders”), BNY Asset Solutions LLC, successor to Union Bank of California, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”).

B.                                     The Borrower has requested that the Lenders modify the principal payment due on April 30, 2003 under the Credit Agreement.

C.                                     The Lenders have agreed to the modification requested by the Borrower on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Borrower, the Guarantor, the Lenders and Agents hereby agree as follows:

SECTION 1.                                DEFINED TERMS.  Capitalized terms used herein and not defined shall have the respective meanings assigned to such terms in the Credit Agreement.

SECTION 2.                                AMENDMENT OF CREDIT AGREEMENT.

2.1                                 The definition of “Interest Margin” set forth in Section 1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

“Interest Margin” shall mean, effective on the Eighth Amendment Date, with respect to any Eurodollar Loan, 7.50% or, with respect to any Alternative Base Loan, 5.75% plus in each case the PIK Interest Rate.  Notwithstanding the foregoing, (a) effective on October 1, 2002, each of the foregoing Interest Margins shall be increased by 1.00%, and (b) effective during the period April 1, 2003, to and including May 9, 2003, each of the foregoing Interest Margins shall be further increased by 2.00%.

2.2                                 Section 1 of the Credit Agreement shall be amended to include the definition of “Eleventh Amendment Seller Payment Amount” and shall read as follows:

“Eleventh Amendment Seller Payment Amount” shall mean an amount not to exceed $192,000.

2.3                                 Section 1 of the Credit Agreement shall be amended to include the definition of “Eleventh Amendment Date” and shall read as follows:

“Eleventh Amendment Date” shall mean April 30, 2003.

2.4                                 The last paragraph of Section 2.02(e) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

Notwithstanding the preceding provisions of this Section 2.02(e), or anything in this Agreement or the other Loan Documents to the contrary, as of the Eleventh Amendment Date, the Borrower shall no longer have the right to (x) convert all or any portion of any Eurodollar Loan into an Alternate Base Loan, (y) convert the Interest Period with respect to all or any portion of any Eurodollar Loan to any other Interest Period, or (z) continue all or any portion of any Eurodollar Loans into a subsequent Interest Period.  As of the last day of each Interest Period applicable to any Eurodollar Loan which is outstanding as of the Tenth Amendment Date, such Eurodollar Loan shall automatically be converted into an Alternate Base Loan without any further act or conduct on the part of Borrower.

2.5                                 The payment specified to be made on April 30, 2003 in Section 2.04(c) of the Credit Agreement in the amount of $5,983,026.87 is hereby deleted, and the following is inserted in lieu thereof:

May 9, 2003	$5,983,026.87

2.6                                 Section 7.17(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

SECTION 7.17                    Payment, Prepayment or Modification of Indebtedness; Modification of Charter Documents, etc. (a)  Make any cash payment(s) or remit other consideration, directly or indirectly, in respect of any Subordinated Indebtedness, other than payments in respect of Seller Notes and Earnout Arrangements in an aggregate amount not to exceed the Eleventh Amendment Seller Payment Amount, or directly or indirectly prepay, redeem, purchase or retire any Indebtedness, including, without limitation, any Subordinated Indebtedness, other than Indebtedness incurred hereunder and under the 2000 Credit Agreement on a pro rata basis, provided the Convertible Subordinated Notes may be retired upon conversion thereof, in accordance with their terms.

2.7                                 Section 7.21 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

SECTION 7.21                    Payments to Potential Investors.  During the period of April 1, 2003, to and including May 9, 2003, pay any deal fee, break-up fee, or other fee or compensation of any kind on behalf of any Loan Party to, or for the benefit of, any person investing, or considering or committing to invest, in any Loan Party, in each case without the express prior written consent of the Required Lenders.

2.8                                 Article VIII, (g) and (o) of the Credit Agreement shall be amended by adding at the end of (g) and (o) the following: “provided, however, that during the period of April 29, 2003, to and including May 9, 2003, the failure of any Loan Party to pay any Seller Note or earn-out arrangement shall not constitute an Event of Default, provided, and only if, any such failure does not trigger, or otherwise result in, a default or event of default under the Convertible Subordinated Notes and Senior Subordinated Note;”

SECTION 3.                                CONDITIONS PRECEDENT.  This Agreement shall become effective upon (i) the execution and delivery of counterparts hereof by the Borrower, the Guarantor, each Lender and the Agents and (ii) the execution and delivery of counterparts of the Amendment No. 8 to the 2000 Credit Agreement, dated of even date herewith, by the Borrower, the Guarantor, each Lender (as that term is defined in the 2000 Credit Agreement) and the Agents under the 2000 Credit Agreement.

SECTION 4.                                CONFIRMATION OF LOAN DOCUMENTS.  Each of the Borrower and Guarantor, by its execution and delivery of this Agreement, irrevocably and unconditionally confirms in favor of the Agents and each of the Lenders that each Loan Document to which it is a party shall continue in full force and effect in accordance with its terms and is and shall continue to be applicable to all of the Obligations, except as expressly modified hereby.

SECTION 5.                                MISCELLANEOUS.

In order to further induce the Agents and each of the Lenders to enter into this Agreement, each of the Borrower and the Guarantor, by its execution of a counterpart of this Agreement, reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement and by such reaffirmation and restatement represents and warrants that all such representations and warranties are and shall be true and correct in all material respects on and as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date).

5.1                                 To further induce the Agents and each of the Lenders to enter into this Agreement, each of the Borrower and Guarantor, by its execution of a counterpart of this Agreement, represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agents and each of the Lenders that:

(a)                                  It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b)                                 No consent of any other person (including, without limitation, stockholders or creditors of the Borrower or the Guarantor), and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Agreement;

(c)                                  This Agreement has been duly executed and delivered on behalf of each of the Borrower and the Guarantor by a duly authorized officer, respectively, and constitutes a legal, valid and binding obligation of the Borrower and the Guarantor enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity;

(d)                                 The execution, delivery and performance of this Agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of the Borrower or the Guarantor;

(e)                                  There exists no Default or Event of Default; and

(f)                                    No Loan Party is in default, and no event of default has occurred, under any contract, agreement, license, lease, commitment or arrangement which results, would result or is reasonably likely to result, in a Material Adverse Effect.

5.2                                 Except as herein expressly amended, the Credit Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, including, without limitation, the provisions set forth in Section 11.04 of the Credit Agreement.

5.3                                 All references to the Credit Agreement contained in the Credit Agreement and the other Loan Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Credit Agreement, as may in the future be amended, restated, supplemented or modified from time to time.

5.4                                 This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

5.5                                 Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement, provided however that the foregoing does not excuse the duty of each party to deliver a manually executed counterpart of a signature page to this Agreement.

5.6                                 THIS AGREEMENT CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OR CONFLICT OF LAW PRINCIPLES THEREOF.

5.7                                 The parties hereto shall, at any time and from time to time following the execution of this Agreement, execute and deliver all such further instruments, including amendments to other Loan Documents, and take all such further actions as may be reasonably necessary or appropriate in order to carry out the provisions of this Agreement.

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IN WITNESS WHEREOF, the Borrower, Guarantor, the Agents, and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERDENT SERVICE CORPORATION, as the Borrower

	By:	/s/ ROBERT HILL
	Name:	Robert Hill
	Title:	President

INTERDENT, INC., as the Guarantor

	By:	/s/ ROBERT HILL
	Name:	Robert Hill
	Title:	Vice President

Lenders and Agents:	BNY ASSET SOLUTIONS LLC, as Administrative Agent

	By:	/s/ LOREE CONRAD
	Name:	Loree Conrad
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ DANIEL FALSTAD
	Name:	Daniel J. Falstad
	Title:	Vice President

FLEET CAPITAL CORPORATION, as a Lender

	By:	/s/ KALI RAMACHANDRAN
	Name:	Kali Ramachandran
	Title:	Vice President

JPMORGAN CHASE BANK, formerly known as THE CHASE MANHATTAN BANK, as Syndication Agent and as a Lender

By:	/s/ BILLIE J. PRUE
Name:	Billie J. Prue
Title:	Vice President

B III-A CAPITAL PARTNERS, L.P. By: GP Capital III-A, LLC, its General Partner By: DDJ Capital Management, LLC, Manager, as a Lender

By:	/s/ JUDY K. MENCHER
Name:	Judy K. Mencher
Title:	Member

B IV CAPITAL PARTNERS, L.P. By: GP Capital IV, LLC, its General Partner By: DDJ Capital Management, LLC, Manager, as a Lender

By:	/s/ JUDY K. MENCHER
Name:	Judy K. Mencher
Title:	Member

STATE STREET BANK & TRUST, solely in
its capacity as Custodian for General Motors
Employees Global Group Pension Trust as
directed by DDJ Capital Management, LLC,
and not in its individual capacity, as a Lender

By:	/s/ JOSEPH GESTER
Name:	Joseph Gester
Title:	Assistant Vice President

PLEASANT STREET INVESTORS, LLC, as a Lender

By:	/s/ STEVE HARTMAN
Name:	Steve Hartman
Title: